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                                                                    Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                      INVESCO V.I. CAPITAL DEVELOPMENT FUND

A Special Meeting ("Meeting") of Shareholders of Invesco V.I. Capital Development Fund ("Fund") was held on April 2, 2012. The Meeting was held for the following purpose:

(1) Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                     Votes      Votes      Broker
Matter                                                  Votes For   Against    Abstain    Non-Votes
----------------------------------------------------   ----------   -------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization.   13,930,457   356,510    964,858       0